Exhibit 10.4

PURCHASE ORDER FINANCING AGREEMENT

dated as of January 17, 2008

by and between

TULARE FROZEN FOODS, LLC
as the Debtor

and

CAPSTONE CAPITAL GROUP I, LLC
as the Secured Party

PURCHASE ORDER FINANCING AGREEMENT

This PURCHASE ORDER FINANCING AGREEMENT dated as of January ] 7 2008 is entered into by and between TULARE FROZEN FOODS, LLC., a California limited’liability company (the “Debtor”) and CAPSTONE CAPITAL GROUP I, LLC, a Delaware limited liability company (the “Secured Party”).

ARTICLE 1.
DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Advances” means L/C Advances and Purchase Money Advances.

“Advance Limit” means the lesser of: (A) $2,800,000 and (B) the Borrowing Base for the then immediately preceding Calculation Period.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is m control of, is controlled by, or is under common control with, such Person.

“Agreement” means this Purchase Order Financing Agreement, as amended supplemented or otherwise modified from time to time.

“Anniversary Date” means the last day of the twelve (12) month period following the date of this Agreement and the same day in each year thereafter.

“Annual Fee” means $42,000.00 year.

“Anti-Terrorism Law” means any laws relating to terrorism or money laundering including Executive Order No. 13224 and the USA Patriot Act.

“Blocked Person” is defined in Section 3.21(b).

“Board” means the Board of Governors of the Federal Reserve System of the

United States.

“Borrowing Base” means an amount equal to 50% of the aggregate value of all unsold Eligible Inventory of Debtor at the time of calculation for the most recent Calculation Period (or such other period as required by this Agreement).

“Borrowing Base Certificate” means a certificate in the form of Exhibit B hereto to be delivered by the Debtor for each Calculation Period and as otherwise required pursuant to this Agreement.

“Borrowing Base Detail” is defined in Section 5.2(c).

“Buyer” means a customer of Debtor, acceptable to Secured Party in its sole discretion, who has agreed to purchase the Pre-Sold Goods which are the subject of a Financed Transaction.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to be closed.

“Calculation Period” means each successive calendar month, beginning February

28, 2008.

“Capital Lease Obligations” means, for any Person for any period, the obligations of such Person to pay rent and other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, for such period, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership partnership interests (whether general or limited), (iv) in the case of a limited liability company’ membership interests, (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (vi) any and all warrants or options to purchase any of the equity or other interests described in clause (1) through (v) of this definition.

“Cash Advance Guarantee Fee” means 1.5% for each thirty day period (or part thereof) that any Purchase Money Advance is outstanding.

“Cash Equivalents” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (n) commercial paper rated at least A 1 by Standard & Poor’s Ratings Service and P 1 by Moody’s Investors Services, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date thereof, or (v) any money market or mutual fund which invests at least 90% of its assets in the foregoing types of investments and the liquidity of which is reasonably satisfactory to Secured Party.

“Closing Date” means January 17, 2008.

”Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the “Collateral”, as defined in the Security Documents.

“Contingent Obligation” means as to any Person any guarantee of payment, collection or performance by such Person of any Indebtedness or other obligation of any other Person, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other Person (including, without limitation, purchase or repurchase agreements, reimbursement agreements with respect to letters of credit or acceptances, indemnity arrangements, grants of security interests to support the obligations of another Person, keepwell agreements and take-or-pay or through-put arrangements) which has the effect of assuring or holding harmless any third Person against loss with respect to one or more obligations of such other Person; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or indemnities entered into in the ordinary course of business in connection with the processing of any inventory for any Loan Party, sale of inventory or licensing of intellectual property or other proprietary information. The amount of any Contingent Obligation of any Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such contingently liable Person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such contingently liable Person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such contingently liable Person’s maximum reasonably anticipated liability in respect thereof as determined by the contingently liable Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security document issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Debt Service Coverage Ratio” means, as of the end of any Fiscal Quarter, a ratio of (a) the Debtor’s EBITDA to (b) the sum of (i) the Debtor’s Interest Expense, for such Fiscal Quarter and (ii) scheduled payments made during such period on account of principal of Indebtedness of the Debtor other than balloon payments of principal due upon the stated maturity of any such Indebtedness or similar principal payment which repays or discharges such Indebtedness in full.

“Default” means any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Delivery Instructions” means arrangements to be used in shipping and storing any Pre-Sold Goods (including, but not limited to, the terms and conditions of any and all warehouse and other agreements relating to the Warehouse).

“Dollar” and “$” means lawful currency of the United States of America.

“Due Date” means the earlier of sixty (60) days from the date of an Advance or the day on which any of the goods which are the subject of such Advance are shipped to a Buyer.

“EBITDA” means for the Debtor, for any period for which such amount is being determined, an amount equal to (a) the Net Income for the Debtor for such period plus (b) to the extent deducted in determining Net Income, interest expense, income taxes, depreciation, and amortization, as determined in accordance with GAAP.

“Eligible Inventory” means finished goods constituting inventory related to Debtor’s principal lines of business (as determined by the Secured Party in its discretion), and, in each case, which complies with all Requirements of Law, up to the following permitted amounts: (a) 100% of all such inventory that has been received and is being held by Debtor or at a third party warehouse for the benefit of Debtor and (b) 50% of all such inventory that has been ordered by Debtor but not yet received and for which Secured Party has issued a Letter of Credit hereunder; provided however that (i) the value of finished goods being housed in overseas warehouses for return to the United States of America included in Eligible Inventory shall not exceed $250,000 at any time, and (ii) “Eligible Inventory” shall not include any inventory which (A) is more than 60 days old from time of purchase by Debtor, (B) is subject to a Lien (other than in favor of Secured Party) or (C) has not been shipped to, or at the direction of, the Debtor or held by Debtor or by a processor for Debtor or at a warehouse for Debtor.

“Eligible Purchase Orders” means purchase orders issued in favor of Debtor and which have not expired or been cancelled, covering the purchase of goods from Debtor, issued by Buyers.

“Environmental Laws” means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, grants, agreements or other governmental restrictions relating to the environment or the release of any materials into the environment.

“Environmental Liabilities” shall mean any and all claims, demands, penalties, fines, liabilities, settlements, damages, losses, costs and expenses (including, without limitation^ reasonable attorneys’ and reasonable consultants’ fees and disbursements, remedial investigation and feasibility study costs, clean-up costs and other response costs under the Environmental Law, currently in existence or which may be enacted in the future, laboratory fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (i) the presence, disposal or release of any Hazardous Materials which are on, from or which affect any real property owned or leased by any Loan Party or any part thereof, including, without limitation, soil, water, vegetation, buildings equipment, personal property, or which affect Persons, animals or otherwise; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials or damage to wetlands whether or not relating to Hazardous Materials; (iii) any lawsuit brought or threatened, settlement reached, or government order or directive relating to such Hazardous Materials; and/or (iv) any violation of any Requirement of Law or requirements or demands of any Governmental Authority, which are based upon or in any way related to such Hazardous Materials and which are paid or incurred by Secured Party.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974 (and any sections of the Code amended by it), as the same from time to time may be amended, supplemented or modified, and all regulations promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incoiporated) which together with any Loan Party would be deemed to be a single employer under Section 414 of the Code.

“Event of Default” as defined in Section 7.1.

“Executive Order” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Factoring Facility” means the financing provided pursuant to that certain Factoring Agreement dated as of the date hereof between Capstone Business Credit, LLC and Debtor and all related agreements, documents, and instruments, in each case as such may be amended or modified from time to time.

“Financed Transaction” means a transaction whereby Debtor has agreed to purchase Pre-Sold Goods from a Supplier for resale to the Buyer of such Pre-Sold Goods, concerning which Secured Party has been requested to providing financing hereunder to enable Debtor to acquire the subject Pre-Sold Goods.

“Financing Documents” means this Agreement, the Note, the Security Documents, and each other agreement or instrument executed and delivered pursuant hereto or thereto (including, without limitation, any post closing letter entered into by any Loan Party in favor of the Secured Party).

“Financing Request Package” means the following documents relating to a Financed Transaction:

(1) all documents between Debtor and a Buyer evidencing a valid and binding (a) contract for the sale by Debtor to a Buyer of Pre-Sold Goods and (b) the unconditional and irrevocable assigmnent of such contract to Secured Party;

(2) a Supplier Letter, duly executed by the subject Supplier;

(3) undated Invoice(s);

(4) Eligible Purchase Order(s);

(5) an itemization of all costs related to such Financed Transaction, including but not limited to the cost and sale price of the Pre-Sold Goods, shipping and insurance costs, and customs duties and manufacturing costs, as the case may be;

(6) a description of the freight forwarder, shipping company, Warehouse and any Delivery Instructions; and

(7) a fully executed Warehouse Agreement, if goods are stored in an independent warehouse.

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Fixed Rate” means a fixed per annum rate of interest equal to sixteen percent (16.0%).

“GAAP” means generally accepted accounting principles in the United States of America consistent with those utilized in preparing the financial statements referred to in Section 5.1.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means that certain Guarantee to be delivered by Guarantor to Secured Party dated as of the date hereof, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantor” means Universal Apparel Holdings, Inc., a Delaware corporation

“Hazardous Materials” shall mean, without limitation, any flammable material, explosives, radioactive materials, gasoline, petroleum products, asbestos, urea formaldehyde, polychlorinated biphenyls, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials as defined in the Environmental Law.

“Hedging Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Associations, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and confirmations, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness” of any Person at any date (without duplication) means and includes:

(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices),

(b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument,

(c) all Capital Lease Obligations of such Person,

(d) all reimbursement and other obligations of such Person in respect of letters of credit, acceptances and similar obligations issued or created for the account of such Person,

(e) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof,

(f) net liabilities of such Person under any Hedging Agreement,

(g) all Contingent Obligations of such Person, and

(h) withdrawal liabilities of such Person or any Commonly Controlled Entity under a Plan.

The Indebtedness of any Person shall include any Indebtedness of any partnership in which such Person is a general partner and Indebtedness of any limited liability company of which such Person is a member to the extent, if any, the organizational documents of such entity provide that members are liable for its obligations.

“Indemnified Liabilities” has the meaning ascribed thereto in Section 8.7(d).

“Indemnified Matters” is defined in Section 2.12.

“Indemnitee” is defined in Section 2.12.

“Initial PM Advance” is defined in Section 2.1.

“Intellectual Property” has the meaning ascribed thereto in Section 3.8.

“Interest Expense” means, for the Debtor for any period for which such amount is being determined, the total interest expense (including that properly attributable to capital leases in accordance with GAAP) and all charges incurred with respect to letters of credit determined in conformity with GAAP, plus capitalized interest of the Debtor.

“Interest Payment Date” means the last day of each Interest Period, beginning February 17, 2008 through and including the Maturity Date.

“Interest Period” means:

(a) initially, the period commencing on the Closing Date and ending February 28, 2008; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period and ending on the day that is one (1) calendar month thereafter;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would end on a day other than a Business Day such Interest Period shall be extended to the next Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(2) if an Interest Period commences on the last day in a calendar month that is a Business Day, such Interest Period shall end on the last day that is a Business Day in the next succeeding month; and

(3) an Interest Period that otherwise would extend beyond the Maturity Date shall end on the Maturity Date.

“Investment” means any investment in any Person, whether by means of acquiring or holding securities, capital contribution, loan, advance, guarantee or otherwise.

“Invoice” means invoice(s), from Debtor to a Buyer, relating to all Pre-Sold Goods which are the subject of a Financed Transaction.

“Issuer” means the issuer of a Letter of Credit.

“Key Person” mean Shani Grosz.

“L/C Advances” means all amounts paid by Secured Party on account of Letters of Credit

“Letter of Credit” means a letter of credit issued in favor of Debtor’s Suppliers, to enable Debtor to acquire Pre-Sold Goods, which letter of credit which:

(1) is in a form acceptable to Secured Party;

(2) requires as a condition of draw by the Debtor, that the Debtor present an inspection certificate acceptable to Secured Party that the subject goods conform to an Eligible Purchase Order;

(3) requires that the shipment of the Pre-Sold Goods be evidenced by a negotiable bill of lading, consigned to Secured Party; and

(4) provides for honor by the acceptance by Issuer of a draft which shall be due at least thirty days from sight.

“Letter of Credit Fees” means such commissions, issuance fees, transfer fees and other reasonable fees and charges in connection with the issuance or administration of each Letter of Credit as are generally imposed by Secured Party.

“Letter of Credit Guarantee Fee” means 1.5% for each thirty day period (or part thereof) that any Letter of Credit is outstanding.

“Leverage Ratio” means the ratio on any date of (a) the total Indebtedness on such date to (b) the Debtor’s EBITDA for the Fiscal Quarter immediately preceding such date.

“Lien” any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capital Lease Obligations having substantially the same economic effect as any of the foregoing). A precautionary filing of a financing statement by a lessor of property (other than with respect to a Capital Lease Obligation) covering only such property shall not constitute a Lien.

“Loan Party” means collectively, Debtor and Guarantor.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, prospects, property or condition (financial or otherwise) of Debtor, or (b) the validity or enforceability of (i) this Agreement, the Note or the other Financing Documents or (ii) the rights or remedies of the Secured Party hereunder or thereunder.

“Maturity Date” means January 17, 2013.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for the Debtor, for any period for which such amount is being determined, the net income or net loss of the Debtor after taxes, as determined in accordance with GAAP, excluding, however, (a) non-recurring expenses and (b) extraordinary items, including but not limited to (i) any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets.

“Note” is defined in Section 2.2.

“Obligations” means all obligations (monetary or otherwise and whether joint or several) of each Loan Party to Secured Party arising under or in connection with this Agreement, the Note and the other Financing Documents.

“OFAC” is defined in Section 3.21(b).

“OFAC Lists” is defined in Section 3.21(b).

“Payment Office” as specified in Section 2.10(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit plan which is subject to ERISA and which covers the employees or former employees of any Loan Party or an ERISA Affiliate, under which any Loan Party or an ERISA Affiliate has any obligation or liability or under which such Person or an ERISA Affiliate has made contributions within the preceding five years. References herein to a Plan shall include any Multiemployer Plan.

“Pre-Sold Goods” means goods which are the subject of Eligible Purchase Orders.

“Property” means any right, title, or interest in or to property of any kind whatsoever, whether real, personal, or mixed and whether tangible or intangible, including without limitation Equity Interests.

“Purchase Money Advances” means all amounts paid by Secured Party as loans to Debtor to enable Debtor to acquire Pre-Sold Goods.

“Purchase Money Advance Limit” means that portion of the Eligible Purchase Orders which relates to the sales price of the Pre-Sold Goods, excluding shipping and like charges.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulatory Change” is defined in Section 2.11.

“Reportable Event” means any event set forth in Section 4043(b) of ERISA or the regulations thereunder.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or airy of its Property is subject.

“Responsible Officer” shall mean as to any Loan Party, the chief executive officer, the chief financial officer, corporate controller or any other officer of such Person acceptable to the Secured Party.

“Restricted Distribution” means, as to any Person (i) any dividend or other distribution (whether denominated as a return or reduction of capital or otherwise) on or with respect to any Equity Interest in such Person (except those payable solely in its Equity Interests of the same class) or (ii) any payment on account of (a) the purchase, redemption, retirement, defeasance, surrender or acquisition of any Equity Interests in such Person or any claim respecting the purchase of sale of any Equity Interest in such Person or (b) any option, warrant or other right to acquire any Equity Interests in such Person.

“Security Agreement” means the Security Agreement to be executed by Debtor and delivered to Secured Party as of the date hereof, as the same may be amended, supplemented or modified from time to time.

“Security Documents” means, collectively, the Guarantee and the Security

Agreement.

“Subordinated Debt” means any unsecured Indebtedness of any Loan Party (a) the payment of the principal of and interest on, and other obligations of any Loan Party in respect thereof, are subordinated to the prior payment in full of the principal of and interest (including post-petition interest) on the Note and all other Obligations hereunder on terms and conditions approved in writing by the Secured Party and (b) otherwise containing terms, covenants and conditions satisfactory in form and substance to the Secured Party, as evidenced by their prior written approval thereof.

“Subsidiary” means, as to any Person (a “Parent”) (a) any other Person in which the Parent owns or controls, directly or indirectly, more than 50% of the Capital Stock of such Person, (b) any other

Person of which such percentage of Capital Stock shall at the time be owned or controlled by the Parent or one or more of its Subsidiaries as defined in clause (a) or by one or more such Subsidiaries, or (c) any other Person of which Capital Stock having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Parent.

“Successor Executive” is defined in Section 7.1(k).

“Supplier” means a supplier, acceptable to Secured Party in its sole discretion, who has agreed to sell the Pre-Sold Goods which are the subject of a Financed Transaction.

“Supplier Letter” means a letter from Supplier, with all required information supplied, in the form attached hereto as Exhibit C.

“Warehouse” means a segregated warehouse space in which Debtor agrees to maintain the Pre-Sold Goods, at a location specified by the Secured Party.

“Warehouse Agreement” means an agreement among the relevant Warehouse, the Buyer, and Secured Party, in form acceptable to Secured Party, acknowledging Secured Party’s security interest in the Pre-Sold Goods and agreeing among other things that such Pre-Sold Good shall not be released without Secured Party’s prior written consent.

“Year 1” means the twelve-month period ending on the first Anniversary Date of this Agreement.

“Year 2” means the twelve-month period ending on the second Anniversary Date of this Agreement.

“Year 3” means the twelve-month period ending on the third Anniversary Date of this Agreement.

“Year 4” means the twelve-month period ending on the fourth Anniversary Date of this Agreement.

“Year 5” means the twelve-month period ending on the fifth Anniversary Date of this Agreement,

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Financing Documents or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in the Note, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined or partly defined inSection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE 2.
AMOUNT AND TERMS OF COMMITMENTS

Section 2.1 Purchase Money Advances. Subject to the terms and conditions hereof, Secured Party agrees that, from time to time from the date hereof to but excluding the Maturity Date, upon receipt and approval by Secured Party in its sole discretion of a Financing Request Package, Secured Party may make a Purchase Money Advance up to the Purchase Money Advance Limit. The Debtor may borrow and prepay the Purchase Money Advances in whole or in part, all in accordance with the terms and conditions hereof. Each Purchase Money Advance shall be paid directly by Secured Party to the relevant Supplier for the account of Debtor. On the Closing Date, Debtor shall make Purchase Money Advances in the amount of $22,958.56 (the “Initial PM Advance”).

Section 2.2 Note. The Purchase Money Advances made by Secured Party shall be evidenced by a promissory note of the Debtor, substantially in the form of Exhibit A (the “Note”), with appropriate insertions therein as to date and principal amount, payable to the order of Secured Party.

Section 2.3 Letters of Credit. Subject to the terms and conditions of this Agreement, Secured Party may, from time to time, in its sole discretion and at Debtor’s request, cause the issuance of Letters of Credit in an amount or amounts determined by Secured Party! Each request by Debtor for the issuance of a Letter of Credit shall be accompanied by the Financing Request Package on which such request is based,

Section 2.4 Limitations on Secured Party Liability and Related Matters.

(a) Secured Party shall have no duty to inquire into the propriety of any request by an Issuer for payment by Secured Party, and all such payments by Secured Party shall conclusively establish Debtor’s reimbursement obligations hereunder.

(b) Debtor unconditionally indemnifies Secured Party and holds Secured Party harmless from any and all loss, claim or liability incurred by Secured Party arising from any transactions or occurrences relating to any Letter of Credit, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by any Issuer. This indemnity shall survive termination of this Agreement. Debtor agrees that any charges incurred by Secured Party with respect to Issuer shall be conclusive on Secured Party and may be charged to the Account.

(c) Secured Party shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents or manufactured by Debtor; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (e) any deviation from instructions; (f) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (g) any breach of contract between the shipper or vendors and Debtor.

(d) Debtor agrees that any action taken by Secured Party, if taken in good faith, or any action taken by any Issuer, under or in connection with any Letters of Credit, the drafts or acceptances, or the Collateral, shall be binding on Debtor and shall not result in any liability whatsoever of Secured Party to Debtor. In furtherance thereof, Secured Party shall have the full right and authority to: (a) clear and resolve any questions of non compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in Secured Party’s sole name. The Issuer shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from Secured Party, all without any notice to or any consent from Debtor. Notwithstanding any prior course of conduct or dealing with respect to the foregoing including amendments and non-compliance with documents and/or Debtor’s instructions with respect thereto, Secured Party may exercise its rights hereunder in its sole and reasonable business judgment, in addition, without Secured Party’s express consent and endorsement in writing, Debtor agrees: (a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived by Secured Party, not to (i) clear and resolve any questions of non compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.

(e) Debtor agrees that: (a) any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with; and (c) any certificates in that regard that Secured Party may at any time request will be promptly furnished. In connection herewith, Debtor warrants and represents that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. Debtor assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. Any embargo, restriction, laws, customs or regulations of any country, state, Secured Party, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely Debtor’s risk, liability and responsibility.

(f) Upon any payments made to the Issuer under the Letter of Credit, Secured Party shall acquire by subrogation, any rights remedies, duties or obligations granted or undertaken by Debtor to the Issuing Bank in any standing agreement relating to Letters of Credit or otherwise, which shall be deemed to have been granted to Secured Party and apply in all respects to Secured Party and shall be in addition to any rights, remedies, duties or obligations contained herein.

(g) Notwithstanding any other provision of this Agreement, Secured Party shall decide to fund any Advances and issue any Letters of Credit in its sole and absolute discretion, and shall not be liable for any refusal or failure to provide any such funding or take any such action.

Section 2.5 Limitation on Advances. Debtor acknowledges and agrees that Secured Party does not intend to make any Advances to the extent that, before or as a result thereof, the aggregate Obligations shall exceed the Advance Limit.

Section 2.6 Interest Rate and Payment.

(a) The Advances shall bear interest at the Fixed Rate, on the advanced and unpaid principal amount of the Advances (computed on the basis of the actual number of days elapsed over a year of 360 days). Interest shall be paid monthly in arrears on (i) the last day of each Interest Period and (ii) the Maturity Date, or such earlier date as a result of the occurrence of an Event of Default under the Financing Documents, at which time all unpaid Advances and accrued interest, together with any fees, charges, expenses and other sums, if any, shall be due and payable to the Secured Party, which fees shall be deemed to have been earned.

(b) Interest shall be payable on each Interest Payment Date, provided that interest and late charges accruing on overdue amounts pursuant to Section 2.9(a) and (c), respectively, below shall be payable on demand.

Section 2.7 Repayment of Advances/Reduction of Borrowing Base.

(a) Advances may be repaid in whole or in part, at any time up to their respective Due Dates, upon one (1) Business Days’ prior written notice to the Secured Party (which notice shall be irrevocable). Each Advance shall be paid in full no later than on its respective Due Date. Any and all Advances outstanding on the Maturity Date shall be paid in full on such date, together with all unpaid accrued interest, fees, charges, expenses and other sums, if any, then due and owing to the Secured Party. All prepayments of Advances shall include accrued interest to the date of prepayment and any other amounts due pursuant to this Agreement.

(b) With respect to any sale, transfer or disposition of any Eligible Inventory, the Borrowing Base shall be automatically reduced by an amount equal to the value assigned to such Eligible Inventory by the Secured Party in connection with the most recent determination of the Borrowing Base preceding the date of such sale (or in connection with the determination of the initial Borrowing Base with respect to any sale occurring prior to the first determination of the Borrowing Base).

Section 2.8 Mandatory Prepayments.

(a) If at any time the outstanding principal amount of the Advances exceeds the Advance Limit in effect on such date, then, no later than the next succeeding Business Day, Debtor shall repay the Advances in the manner specified in Section 2.10, in an aggregate amount equal to such excess.

(b) If at any time Debtor receives a contribution to capital, in the form of cash or otherwise, either from an existing shareholder or in connection with the issuance of securities by Debtor in any form or type to any Person (including but not limited to any lender (other than CBC or Secured Party) in connection with the exercise by such lender of a conversion option pursuant to the relevant lender’s loan documents), then, no later than the next succeeding Business Day, Debtor shall repay the Advances hereunder, in the manner specified in Section 2.10, in an aggregate amount equal to at least 20% of the value of such contribution (such value to be determined by Secured Party in its reasonable discretion, with respect to any contributions in a form other than cash).

Section 2.9 Default Interest and Late Charges.

(a) If all or a portion of (i) the principal amount of any Advance, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Fixed Rate plus two (2%) percent per annum or such other lower rate as a court may impose, in each case from the date of such nonpayment until such amount is paid in full. In no event shall any interest to be paid pursuant to this Agreement exceed the maximum rate permitted by law.

(b) To the extent permitted by law, whenever there is any Event of Default, the rate of interest on the unpaid principal balance of the Advances shall, at the option of Secured Party, be equal to twenty-four percent (24%) per annum.

(c) In the event that any payment, including, without limitation, interest or principal, required to be made by Debtor under the Note shall not be received by the Secured Party within ten (10) days after the same shall be due and payable, the Secured Party may charge, and if so charged, the Debtor shall pay upon demand, a late charge of four cents ($0.04) for each dollar ($1.00) of such delinquent payment, for the purpose of defraying the expenses incident to the handling of such delinquent payment.

Section 2.10 Procedure for Payments,

(a) All payments (including prepayments) made by the Debtor hereunder and under the Note, whether on account of principal, interest, fees, or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 noon, New York time, on the due date thereof in immediately available funds to Secured Party at, if by mail at its New York office located at 1350 Avenue of the Americas, 24th floor, New York, New York 10019 for receipt on the day such payment is due, if by wire transfer to HSBC Bank USA; Account No. 012019062; ABA No. 021001088; for the account of Capstone Capital Group I, LLC; Reference: Tulare Frozen Foods, LLC, or to such other location or accounts as the Secured Party may specify in writing to the Debtor from time to time (in each case, the “Payment Office”).

(b) If any payment hereunder becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day, and interest thereon shall be payable at the then applicable rate during such extension.

(c) If on any date a payment is due hereunder, the Debtor shall pay less than the amount stated to be due to Secured Party, the amount paid shall be applied first to costs of collection incurred by Secured Party, second to accrued and unpaid interest owed to Secured Party, third to principal owed to Secured Party and then to the payment of any other amounts due hereunder or the other Financing Documents to Secured Party.

(d) Secured Party shall fund each Advance made by it by depositing the amount thereof in the account (an “Account”) of Debtor (account no. 012015717) at HSBC Bank USA; provided that the proceeds of each Advance shall first be applied to principal prepayments or payments due on the date of such Advance (without derogating from the Debtors’ obligation to repay). Secured Party is hereby authorized to debit the Account of Debtor for all payments due hereunder; provided the foregoing shall not derogate from the Debtor’s obligation to pay or restrict any Secured Party’s recourse to any particular fund or source of monies.

Section 2.11 Regulatory Change. After the date hereof, if the introduction of any new, or any change in existing, applicable laws, rules or regulations or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Secured Party with any new request or directive by any such Governmental Authority (whether or not having the force of law); (hereinafter the “Regulatory Change”) (i) shall subject the Secured Party to any tax, duty or other charge with respect to the Financing Documents, based upon the charging and collecting of interest hereunder, or shall change the basis of taxation or payments to the Secured Party of the principal or interest on the Advances; (ii) shall result in the imposition, modification or deemed applicability of any account of or credit extended by the Secured Party; or (iii) shall impose on the Secured Party any other condition affecting an Advance or the charging and collecting of interest hereunder; and the result of any of the foregoing is, in the Secured Party’s judgment, to increase the cost to the Secured Party of charging and collecting interest hereunder, or to reduce the amount of any sum received or receivable by the Secured Party under an Advance by an amount deemed by the Secured Party to be material, then, upon notice by the Secured Party to the Debtor setting forth in reasonable detail the circumstances of such increase or reduction and the calculation of the amount thereof, the Debtor in its sole discretion shall either (a) repay such Advance or Advances (including all interest and fees due thereon) in full and terminate all commitments hereunder to make Advances, upon or before any such Regulatory Change taking effect or (b) pay to the Secured Party such additional amount or amounts as will compensate the Secured Party for such increased cost or reduction (it being understood that, with respect to (a), to the extent such Regulatory Change affects only one or some of the Advances, the unaffected Advances shall remain in effect). Such payments shall be made on the first Interest Payment Date following the date of the demand by the Secured Party and on each such payment date thereafter or shall be paid promptly on demand if the Debtor is not advised of the amount of such payment prior to any such Interest Payment Date. Determinations by the Secured Party for purposes of this Section 2.11 of the effect of any Regulatory Change on its costs of making or maintaining loans bearing interest, and of the additional amounts required to compensate the Secured Party in respect thereof, shall be conclusive, provided, that such determinations are made in good faith and absent manifest error.

Section 2.12 Indemnity. The Debtor agrees to defend, protect, indemnify and hold harmless the Secured Party and each of its affiliates, officers, directors, employees, agents and attorneys (each, an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, suits, proceedings, judgments, suits, claims, costs, expenses and disbursements or any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitee incurred in connection with any action or proceeding between the Debtor and any Indemnitee or between any Indemnitee and any third party or otherwise, whether or not relating to any investigative, administrative or judicial proceeding and whether or not such Indemnitee shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitee (whether direct, indirect, special, consequential, punitive or treble and whether based on any federal, state or local, or foreign, laws or other statutory regulations, including, without limitation, Environmental Laws, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of the Financing Documents, or any act, event or transaction related or attendant thereto or contemplated hereby, or any action or inaction by an Indemnitee under or in connection therewith, any commitments of the Secured Party hereunder, or the making of the Advances, or the management of the Advances, or the use or intended use of the proceeds of the Advances, advance or other financial accommodation provided hereunder including, in each such case, any allegation of any such matters, whether meritorious or not (collectively, the “Indemnified Matters”); provided, however, that the Debtor shall not have any obligation to any Indemnitee hereunder with respect to Indemnified Matters directly caused by or resulting primarily from the willful misconduct or gross negligence of such Indemnitee. The covenants of the Debtor contained in this Section 2.12 shall survive the payment in full of all amounts due and payable under the Financing Documents and the full satisfaction of all other obligations of the Debtor thereunder.

Section 2.13 Use of Proceeds. The proceeds of the Advances shall be used solely to enable Debtor to acquire goods for resale for which Debtor has obtained purchase orders.

Section 2.14 Fees to Secured Party.

(a) In consideration for Secured Party’s causing the issuance of Letters of Credit, Debtor shall pay any Letter of Credit Fees to Secured Party immediately upon the issuance of a Letter of Credit and monthly thereafter, in arrears, on the last day of each month following the accrual thereof.

(b) Beginning January 17, 2009 and on each one year anniversary of the Closing Date for so long as the Obligations hereunder are outstanding, Debtor shall pay to Secured Party the Annual Fee.

(c) For so long as the Obligations are outstanding, there shall accrue Cash Advance Guarantee Fees and Letter of Credit Guarantee Fees, in the amounts and at the times specified in Section 1.1 under the respective definition of such fees. Such fees shall accrue from the date the respective Advance is transmitted or Letter of Credit is issued until and through: with respect to Advances, the date such Advance is returned to Secured Party, and with respect to Letters of Credit, the date any payments made thereunder are returned to Secured Party and the Letter of Credit and any obligations thereunder are terminated in full. Such accrued fees shall be payable by Debtor in full on the first day following completion of each thirty-day accrual period under Section 1.1.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES

To induce the Secured Party to enter into this Agreement and to make the Advances, the Debtor hereby represents and warrants to the Secured Party that as of the Closing Date:

Section 3.1 Financial Condition.

(a) The balance sheet of Debtor and the other Loan Parties as of the Closing Date, and the related statements of income and of cash flows for the fiscal period ended on-such date, copies of which have heretofore been furnished to Secured Party, present fairly in all material respects the financial condition of Debtor and the other Loan Parties as at such date, and the results of their operations and their cash flows for the period then ended.

(b) All such financial statements, including the related schedules, have been prepared in accordance with GAAP.

(c) The following representations are true on the Closing Date: (A) no event has occurred that could be deemed to have a Material Adverse Effect; (B) there has been no legislative or regulatory change, any revocation or change in any license or right to do business, or any other event or occurrence, whether or not insured against that could result in a Material Adverse Effect; (C) the Debtor has not experienced any material controversy or problem with its employees or with any labor organization; (D) the Debtor has not entered into any material transaction other than in the ordinary course of business; and (E) there has been no sale, transfer or other disposition by Debtor or Guarantor of any material part of its business or Property (other than the sale of inventory in the ordinary course of business) and no purchase or other acquisition of (i) any Capital Stock of any Person or (ii) any business or Property other than in the ordinary course of business.

Section 3.2 Corporate Existence; Compliance with Law. Debtor and each other Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign Person and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law.

Section 3.3 Corporate Power; Authorization; Enforceable Obligations.

Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform this Agreement, the Note and each other Financing Document to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement, the Note and each other Financing Document to which it is a party and to authorize the execution, delivery and performance of this Agreement, the Note and each other Financing Document to which it is a party.

No consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowing hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or the Note or any other Financing Document.

This Agreement has been, and the Note and each other Financing Document to which it is a party will be, duly executed and delivered on behalf of each Loan Party.

This Agreement constitutes, and the Note and each other Financing Document when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party enforceable against each Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3,4 No Violations, The execution, delivery and performance of this Agreement and the other Financing Documents, the borrowing hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

Section 3.5 No Litigation. Except as disclosed in writing to the Secured Party, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to this Agreement, the Note or any of the transactions contemplated hereby, or (b) which involves claims equal to or exceeding $20,000 (singly or in the aggregate) not fully covered by insurance or which if adversely determined would have a Material Adverse Effect.

Section 3.6 No Default. No Loan Party is in default under or with respect to any of its respective Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.7 Ownership of Property; Liens. Debtor has sole title to, or valid leasehold interests in, all its real and personal Property, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect. There are no Liens on any of the real or personal properties of the Company except for Liens permitted by Section 6.2. No mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968.

Section 3.8 Intellectual Property. Debtor owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, technology, know-how and processes necessary for the conduct of its business as currently conducted (collectively, the “Intellectual Property”). The Intellectual Property owned or licensed by Debtor is set forth on Schedule I. Except as set forth on Schedule I, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Debtor know of any valid basis for any such claim. To the best of the knowledge of Debtor, the use of such Intellectual Property by Debtor does not infringe the rights of any Person.

Section 3.9 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of any Loan Party has a Material Adverse Effect.

Section 3.10 Taxes. Each Loan Party has filed or caused to be filed all tax returns which, to the knowledge of such Person, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party or its respective Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of such Person, no claim is being asserted, with respect to any such tax, fee or other charge in any case which would have a Material Adverse Effect.

Section 3.11 Federal Regulations. No part of the proceeds of the Advances will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect or for any purpose which violates the provisions of any Regulations of the Board.

Section 3.12 Investment Company Act. No Loan Party is (a) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.13 Ownership Structure. As of the date hereof, all issued and outstanding Capital Stock of Debtor is owned by such Persons and in such amounts as set forth on Schedule IV hereto. Guarantor is the only Person who can direct or Control the management and operations of the Debtor. Debtor does not have any Subsidiaries.

Section 3.14 Employee Grievances. No Loan Party is a party to any collective bargaining agreement or, to the best knowledge of such Person, subject to any current effort to organize, and there are no actions or proceedings pending or threatened against it or its Subsidiaries, by or on behalf of, or with, its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material.

Section 3.15 ERISA.

(a) No Loan Party has any Plan (including without limitation any Multiemployer Plan) nor has it made or makes any payments to any Plan.

(b) Each Loan Party is and has at all times been in substantial compliance with all applicable provisions of ERISA.

(c) No Loan Party has engaged in a transaction in connection with which such Person or any ERISA Affiliate could be subject to liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(d) There has been no termination of a Plan or trust created under any Plan that would give rise to a liability to the PBGC on the part of any Loan Party or any ERISA Affiliate. No liability to the PBGC has been or is expected to be incurred with respect to any Plan by any Loan Party or any ERISA Affiliate. The PBGC has not instituted proceedings to terminate any Plan. There exists no condition or set of circumstances which presents a risk of termination or partial termination of any Plan by the PBGC. Each Loan Party and each ERISA Affiliate have paid all premiums to the PBGC when due.

(e) Full payment has been made of all amounts which are required under the terms of each Plan to have been paid as contributions to such Plan as of the last day of the most recent fiscal year of such Plan ended on or before the date of this Agreement, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan. No Loan Party nor any ERISA Affiliate has failed to make a required installment under Section 412(m) of the Code or any other payment required under Section 412 of the Code on or before the due date.

(f) The value of the benefit liabilities (as defined in Section 4001(a)(16) of ERISA) of each Plan (based on the actuarial assumptions contained in Title IV of ERISA) does not exceed the fair market value of the assets of such Plan. No Loan Party nor any ERISA Affiliate is required to provide security to a Plan under Section 401(a)(29) of the Code.

(g) No Loan Party nor any ERISA Affiliate has made a complete or partial withdrawal from a Multiemployer Plan. The liability to which such Person or any ERISA Affiliate would become subject under ERISA if such Person and ail ERISA Affiliates were to withdraw completely from all Multiemployer Plans as of the most recent valuation date, together with any secondary liability for withdrawal liability such Person and any ERISA Affiliate may have as of the date hereof, would not have a Material Adverse Effect. No such Multiemployer Plan is in reorganization (as such term is defined in Section 4241 of ERISA) or is insolvent (as such term is defined in Section 4245 of ERISA).

Section 3.16 No Assignment. Debtor has not assigned, pledged, sold, or otherwise disposed of or otherwise encumbered, or entered into any agreement purporting, or obligating Debtor, to assign, pledge, sell or otherwise dispose of its interest in any of its Property, or any part of any thereof or interest therein, or any lease or any interest therein. No unrecorded assignments, mortgages or other security instruments exist with respect to its Property or any lease or any part of any thereof.

Section 3.17 Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Company (i) has not failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.18 Equity Interests. Guarantor has not assigned, pledged, sold, or otherwise disposed of or otherwise encumbered, or has entered into any agreement purporting, or obligating it to assign, pledge, sell or otherwise dispose of, its Equity Interests in Debtor.

Section 3.19 Judgments/Bankruptcy.

(a) There are no judgments against any Loan Party unsatisfied of record or docketed in any court located in the United States of America or other jurisdiction and no petition in bankruptcy has ever been filed by or against any Loan Party and no Loan Party has ever made any assignment for the benefit of creditors or taken advantage of any insolvency act or any act for the benefit of debtors.

(b) No receiver, conservator, liquidating agent or similar Person has been appointed, nor has anyone sought such a receiver, conservator, liquidating agent or similar Person to be appointed, for all or a substantial portion of the assets of any Loan Party.

(c) No Loan Party has become, nor is presently, financially insolvent nor will any Loan Party be made insolvent by virtue of its execution of or performance under this Credit Agreement, the Note or any of the other Financing Documents to which such Loan Party is a party within the meaning of the bankruptcy laws or the insolvency laws of the United States of America or any other jurisdiction.

Section 3.20 Security Interests. The provisions of each Security Document are effective to create legal and valid Liens on all the Collateral in respect of which and to the extent such Security Document purports to create Liens in favor of the Secured Party; and upon the proper filing of UCC financing statements, and the taking of all other actions to be taken pursuant to the terms of the Security Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the Debtor to the extent required by the Security Documents.

Section 3.21 Anti-Terrorism Laws. The Debtor hereby represents and warrants that:

(a) Neither the Debtor nor any of its Affiliates is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Neither the Debtor nor any of its Affiliates, or its or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which the Secured Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department^ Office of Foreign Asset Control (“OFAC”), at its official website: http:www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list;

(vi) a Person who is affiliated with a Person listed above; or

(vii) a Person who is listed on any other list of terrorist or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive order. The above-referenced lists contained in this Section 3.21 are collectively referred to as the “OFAC Lists”.

Neither the Debtor nor, to its knowledge, any of its Affiliates or agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

Section 3.22 Other Information. No representation or warranty made by the Company in this Agreement, and no statement contained in any certificate or Schedule delivered by the Company hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they were made, not misleading.

ARTICLE 4.
CONDITIONS PRECEDENT

Section 4.1 Conditions to Initial PM Advance. The obligation of the Secured Party to make the Initial PM Advance is subject to the satisfaction of the following conditions:

(a) Secured Party shall have received:

(i) the Financing Documents executed by the Debtor and all other necessary parties;

(ii) certified copies of the following from each Loan Party dated as of the Closing Date: (1) resolutions duly adopted by the Board of Directors or other governing body of such Loan Party authorizing (x) the execution, delivery and performance of the relevant Financing Documents and (y) with respect to Debtor, the borrowing contemplated hereunder, (2) Articles of Organization and Certificate of Good Standing issued by the Secretary of State of such Loan Party’s state of formation, and (3) all organizational documents of such Loan Party, in each case as such have not been further amended, modified, revoked or rescinded and in form and substance satisfactory to Secured Party;

(iii) a certification as to the incumbency and specimen signature of each officer executing any Financing Documents on behalf of such Loan Party, in form and substance satisfactory to the Secured Party;

(iv) certificates, if any, representing all certificated Equity Interests in any entities pledged pursuant to the Security Agreement, together with stock powers executed in blank;

(v) all UCC Financing Statements and other evidence of the Liens granted in favor of the Secured Party pursuant to the Security Documents;

(vi) any notes, chattel paper, and instruments owned by Debtor to the extent pledged and required to be delivered pursuant to the Security Documents, duly endorsed in blank or with appropriate instruments of transfer;

(vii) all fees and any other amounts due and payable, if any, as of the Closing Date;

(viii) a Borrowing Base Certificate as of the Closing Date, together with all Borrowing Base Detail;

(ix) evidence acceptable to Secured Party that all insurance policies have been indorsed in favor of Secured Party as required by Section 5.5 hereof;

(x) reasonable fees and expenses of Secured Party’s counsel; and

(xi) any other document reasonably requested by the Secured Party.

(b) The Secured Party shall have received and reviewed such Uniform Commercial Code, bankruptcy, judgment, federal tax Lien, building code violation and other searches of public records as the Secured Party may reasonably require with respect to the Collateral, the Debtor, and the Guarantor, and the results of such searches shall be satisfactory to Secured Party.

(c) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Financing Documents shall be reasonably satisfactory in form and substance to the Secured Party, and the Secured Party shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as they may reasonably request.

(d) No Event of Default shall have occurred or be continuing or will result from the making of the Initial PM Advance, the representations and warranties of Debtor shall be true and correct in all material respects as of the date hereof, and the covenants of Debtor set forth herein shall be complied with as of the date hereof.

Section 4.2 Conditions to Each Advance. The obligation of the Secured Party to make any Advance requested to be made on any date (including, without limitation, the Initial PM Advance) is subject to the satisfaction of the following conditions precedent:

(a) Each of the representations and warranties made by each Loan Party in or pursuant to the Financing Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except for representations and warranties which speak as of another date, in which case such representations and warranties shall have been true in all material respects as of such date.

(b) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Advances requested to be made or issued on such date.

(c) Secured Party shall have received a Borrowing Base Certificate for the then most recently ended Calculation Period, together with all Borrowing Base Detail.

(d) No notice of, or any other document or instrument creating, any federal tax Lien or Lien under Section 412 of the Code or Section 4068 of ERISA shall have been issued, recorded or filed with respect to the assets of the Debtor and Secured Party shall not have informed the Debtor that Secured Party has notice thereof.

Each advance under this Section 4.2 shall constitute a representation and warranty by the Debtor as of the date of such Advance that the conditions contained in this Section 4.2 have been satisfied.

ARTICLE 5.
AFFIRMATIVE COVENANTS

Debtor hereby agrees that, so long as the Note remains outstanding and unpaid or any other amount is owing to Secured Party hereunder:

Section 5.1 Financial Statements, Debtor and Guarantor shall furnish to the Secured Party:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Debtor or Guarantor, as applicable, a copy of the financial statements of Debtor or Guarantor. Such financial statements are to include (a) a detailed balance sheet, as at the end of such fiscal year, (b) a detailed statement of operations, for the twelve (12) months then ended, and (c) a detailed statement of cash flows, as at the close of such fiscal year then ended, all with respect to the operation of Debtor or Guarantor, as applicable. Such financial statements shall be prepared by management of Debtor or Guarantor, as applicable, and reviewed by an independent certified public accountant acceptable to the Secured Party and in accordance with GAAP; and

(b) as soon as available, but in any event not later than 45 days after the end of each quarterly period of each fiscal year of Debtor or Guarantor, as applicable, a copy of the financial statements of Debtor or Guarantor, as applicable, for the immediately preceding fiscal quarter. Such financial statements are to include (a) a detailed balance sheet, as at the end of such fiscal period, (b) a detailed statement of operations, for the three (3), six (6) or nine (9) months then ended, as applicable, and (c) a detailed statement of cash flows, as at the close of such fiscal period then ended, all with respect to the operation of Debtor or Guarantor, as applicable. Such financial statements shall be prepared by management of Debtor or Guarantor, as applicable, in accordance with GAAP;

in each case provided that all such financial statements shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Section 5.2 Certificates; Other Information. Debtor and Guarantor shall furnish to the Secured Party:

(a) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b), a certificate of a Responsible Officer of Debtor or Guarantor, as applicable, in form and substance reasonably acceptable to the Secured Party (i) stating that, to the best of such Officer’s knowledge, such Loan Party during such period has observed or performed all of its respective covenants and other agreements, and satisfied every condition, contained in this Agreement and in the Note and the other Financing Documents to which it is a party to be observed, performed or satisfied by them, and that such Officer has obtained no knowledge of any Default or Event of Default, except as specified in such certificate and (ii) providing calculations reasonably acceptable to Secured Party evidencing Debtor’s compliance with the financial covenants required pursuant to Section 6.11 as of the end of the relevant Fiscal Quarter;

(b) as soon as available, but not later than thirty (30) days after the filing of same with the Internal Revenue Service, a copy of the federal return of corporate income of the Debtor for the most recently completed tax year, together with all schedules and supporting documentation, all in the form filed with the Internal Revenue Service and, in the event the Debtor shall file with the Internal Revenue Service any application for extension of time to file with respect to such tax return, the Debtor agrees to furnish to the Bank a copy of same, not later than May 15th of the year in which such application for automatic extension is filed;

(c) within forty five (45) days after the end of each fiscal quarter of Debtor, an aging report as of the end of such quarter with respect to the accounts payable and receivable of Debtor together with an inventory report as of the end of such quarter for Debtor, and copies of the quarterly payroll tax returns with respect to such Fiscal Quarter, with proof of payment of any such payroll taxes;

(d) on the fifteenth day of each calendar month (or more frequently, as may be required by Secured Party), a Borrowing Base Certificate for the Calculation Period ended on the last day of the preceding month, such certificate to be in form and substance reasonably acceptable to Secured Party, to which Debtor shall attach the following, which shall be in a form satisfactory to Secured Party and certified by the chief financial officer or president of Debtor to be accurate and complete and in compliance with the terms of the Loan Documents (together, the “Borrowing Base Detail”): (i) a report listing all Eligible Inventory of Debtor as of the last Business Day of such month, the cost and types thereof, specifying those finished goods held by Debtor, third party warehouses, or on order by Debtor and all inventory which has not been timely sold by Debtor in the ordinary course of business, and such other information as Secured Party may require relating thereto (an “Inventory Report”), and (ii) a report reconciling (x) the inventory of Debtor as set forth on the Inventory Report attached to the Borrowing Base Certificate to (y) the aggregate inventory set forth in the financial statements delivered to Secured Party pursuant to Section 5.1(a) or (b), as applicable (which shall be based upon Debtor’s general ledger and verified by a physical inventory count conducted no less than semiannually (or more frequently, as determined by Secured Party in its reasonable discretion and paid for by Debtor); and

(e) within ten (10) days after the end of each month, a monthly budget for the following month, for Debtor, in a form and substance acceptable to Secured Party;

(f) within ten (10) days after the end of each month, an inventory report as of the end of such month, for Debtor, in a form and substance acceptable to Secured Party;

(g) no later than forty five (45) days prior to the end of each fiscal year, an annual budget for the Debtor for the following fiscal year, in a form and substance acceptable to Secured Party; and

(h) promptly upon request, such additional financial and other information regarding any Loan Party as the Secured Party from time to time may request.

Section 5.3 Payment of Obligations. Debtor shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Debtor, or (ii) for immaterial amounts incurred in the ordinary course of business.

Section 5.4 Conduct of Business and Maintenance of Existence. Debtor shall continue to engage in businesses related to the businesses now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law.

Section 5.5 Maintenance of Property; Insurance. Debtor shall keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; maintain with financially sound and reputable insurance companies (rated A or better by A.M. Best & Co.) insurance on all its Property in at least such amounts and against at least such risks (but including in any event general liability, product liability and business interruption) as is maintained by the Debtor on the date hereof or as reasonably requested by Secured Party; and furnish to the Secured Party (i) proof reasonably satisfactory to the Secured Party of the annual renewal thereof (within 30 days of such renewal), (ii) as of the Closing Date, evidence that all policies have been indorsed to provide that the Secured Party shall be an additional insured on liability coverage and loss payee on property coverage, and (iii) upon written request, such other information as to the insurance carried as Secured Party may reasonably request and manifesting Secured Party, as may be applicable, a mortgagee, loss payee and/or additional insured.

Section 5.6 Inspection of Property; Books and Records; Discussions. Debtor shall keep proper books of record and account in which full, true and correct entries in conformity with prudent business practices and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of Secured Party during normal business hours and upon reasonable notice (unless an Event of Default has occurred and is continuing, in which case no such notice from Secured Party shall be required) to visit and inspect any of its properties, examine and make abstracts from any of its books and records and conduct asset/system reviews and/or appraisals (such asset/system reviews and appraisals to be at the Debtor’s sole cost and expense; provided that the Debtor shall not be required to pay for more than one appraisal during any calendar year so long as no Event of Default has occurred and is continuing) at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of any Loan Party with officers and employees of such Person and its Subsidiaries and with its independent certified public accountants. Secured Party shall, in its discretion, and at Debtor’s sole cost and expense, conduct semiannual audits of Debtor.

Section 5.7 Notices. Debtor shall promptly give notice to the Secured Party of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of Debtor or (ii) litigation, investigation or proceeding which may exist at any time between Debtor and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could have a Material Adverse Effect;

(c) any litigation or proceeding affecting or which could affect Debtor in which the amount involved is $10,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(d) the occurrence of any event having a Material Adverse Effect; and

(e) the occurrence of any cancellation or attempted cancellation of any Eligible Purchase Order.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Debtor setting forth details of the occurrence referred to therein and stating what action such Person proposes to take with respect thereto.

Section 5.8 ERISA Compliance. Debtor and Guarantor shall comply with all the applicable provisions of ERISA now or hereafter in effect with respect to their respective Plans, if any, except where the failure to comply would not have a Material Adverse Effect. Debtor shall notify the Secured Party of the following events, as soon as possible and in any event within thirty days after the Debtor knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan; (ii) the occurrence of a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, (iii) the institution of proceedings or the taking or expected taking of any other action by the PBGC or any Loan Party or any ERISA Affiliate to terminate or withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan (as such terms are defined in ERISA), (iv) the failure of any Loan Party or any ERISA Affiliate to make a required installment under Section 412 (m) of the Code or any other payment required under Section 412 of the Code on or before the due date or (v) the adoption of an amendment with respect to a Plan so that any Loan Party or any ERISA Affiliate is required to provide security to the Plan under Section 401(a)(29) of the Code, and in addition to such notice, deliver to the Secured Party a certificate signed by a Responsible Officer setting forth the details relating thereto, and the action that such Person and the ERISA Affiliate propose to take with respect thereto and when known, any action taken or threatened by the Internal Revenue Service or the PBGC, together with a copy of any notice to the PBGC or the Internal Revenue Service or any notice delivered by the PBGC or the Internal Revenue Service.

Section 5.9 Taxes and Claims. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any Property belonging to it and which upon non-payment could become a Lien on any portion of its Property, prior to the date on which penalties attach thereto; provided that, subject to any more restrictive provisions contained in the Financing Documents, Debtor shall not be required to pay or cause to be paid any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and for which adequate reserves are being maintained; provided, however, Debtor shall immediately pay and discharge or cause to be paid and discharged any such contested taxes, assessments and governmental charges or levies upon the commencement of any proceeding to foreclose, sell or otherwise execute on the Lien thereof.

Section 5.10 Compliance with Laws; Compliance with Agreements. The Debtor will (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements (other than in respect of Indebtedness) to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11 Use of Proceeds. The proceeds of the Advances will be used for the purposes set forth in Section 2.13. No part of the proceeds of the Advances will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

ARTICLE 6.
NEGATIVE COVENANTS

Debtor agrees that, so long as any obligation under the Note remains outstanding and unpaid or any other amount is owing to Secured Party hereunder, it shall not, directly or indirectly, without Secured Party’s prior written consent:

Section 6.1 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Financing Documents;

(b) Indebtedness incurred in the ordinary course of business, which amount shall not exceed $50,000 at any time outstanding;

(c) The Factoring Facility;

(d) Contingent Obligations, to the extent permitted by Section 6.3 hereof; and

(e) Indebtedness existing as of the date hereof, as approved by Secured Party and listed on Schedule II.

Section 6.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens securing the Obligations;

(b) Liens securing the obligations of Debtor under the Factoring Facility;

(c) Liens existing as of the date hereof, as approved by Secured Party and listed on Schedule III.

(d) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the relevant Loan Party in conformity with GAAP;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(f) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) easements, restrictions (including zoning restrictions), rights-of- way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Debtor; and

(i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Debtor in the ordinary course of its business and covering only the assets so leased.

Section 6.3 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation, except guarantees and indemnities made in the ordinary course of its business by Debtor of obligations of Debtor, provided, in any case those obligations are not otherwise prohibited under this Agreement.

Section 6.4 Limitations on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its Property, business or assets, or make any material change in its present method of conducting business.

Section 6.5 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its Property, business or assets (including, without limitation, Capital Stock of Debtor), whether now owned or hereafter acquired, except:

(a) obsolete or worn out Property disposed of in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business; and

(c) the sale or discount without recourse of accounts receivable only in connection with the compromise thereof or the assignment of past-due accounts receivable for collection.

Section 6.6 Limitation on Investments, Loans and Advances. Acquire any assets other than in the ordinary course of business, purchase, hold or acquire beneficially any Capital Stock, other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make or permit to exist any Investment or acquire any interest whatsoever in, any other Person, except (a) Cash Equivalents; (b) Investments in Subsidiaries so long as such Subsidiary is organized under the laws of a state of the United States of America and any such Subsidiary has guaranteed the Obligations and secured such guarantee by granting in favor of Secured Party a Lien on all or substantially all of its assets; (c) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; (d) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business; and (e) extensions of trade credit in the ordinary course of business. Without limiting the generality of the foregoing, Debtor shall not engage in any joint venture or partnership with any other Person.

Section 6.7 Limitation on Optional Payments and Modifications of Debt Instruments. Make any optional payment or prepayment on or redemption, defeasance or purchase of any Subordinated Debt, or amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment or principal of or interest on, any such Indebtedness, other than any amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon.

Section 6.8 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transaction is (a) not otherwise prohibited under this Agreement or the other Financing Documents, and (b) upon fair and reasonable terms no less favorable to the Debtor than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

Section 6.9 Fiscal Year. Permit the fiscal year of the Debtor to end on a day other than December 31 of each year.

Section 6.10 Limitation on Conduct of Business. Enter into any business either directly or through any Subsidiary except for businesses in which Debtor and the other Loan Parties are engaged on the date of this Agreement and business related to such existing businesses.

Section 6.11 Financial Covenants. So long as any Obligations shall remain unpaid, or if Secured Party shall have any commitment to make Advances hereunder, unless the Secured Party shall otherwise consent in writing, the Debtor agrees to comply with the following covenants:

(a) Debt Service Coverage Ratio. The Debtor shall maintain at the end of each Fiscal Quarter a Debt Service Coverage Ratio of not less than 6 to 5.

(b) Leverage Ratio. The Debtor shall not on any date permit the Leverage Ratio to exceed 5 to 1.

Section 6.12 ERISA Obligations. Be or become obligated to the PBGC, in any material respect, other than in respect of annual premium payments.

Section 6.13 Restricted Distributions. Debtor will not, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution.

Section 6.14 Anti-Terrorism Laws. The Debtor and its Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order No. 13224, (iii) permit the transfer of any interest in either the Debtor, its Affiliates or its agents to any Blocked Person or any beneficial owner of such Blocked Person or (iv) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224 or the USA Patriot Act. The Debtor acknowledges that pursuant to the requirements of the USA Patriot Act, the Secured Party is required to obtain, verify and record information that identifies the Debtor, which information includes the name and address of the Debtor and other information that will allow the Secured Party to identify the Debtor in accordance with the USA Patriot Act. The Debtor shall deliver to the Secured Party any certification or other evidence requested from time to time by the Secured Party, in its sole discretion, confirming the Debtor’s compliance with this Section 6.14. The Debtor shall immediately notify the Secured Party if the Debtor has any knowledge that any member of or beneficial owner of the Debtor is listed on the OF AC Lists, or is indicated on or arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

ARTICLE 7.
EVENTS OF DEFAULT

Section 7.1 Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) The Debtor shall fail to pay any principal, interest or any other amount payable under any Financing Document when stated to be due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party or any other party to an Financing Document herein or in any other Financing Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Debtor shall default in the observance or performance of any agreement contained in Articles 5 or 6; or

(d) Debtor or Guarantor shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in Sections 7.1(a), (b) or (c)) or any other Financing Document, and such default shall continue unremedied for a period of 30 days; or

(e) Debtor or Guarantor shall:

(1) default in any payment of principal of or interest on any Indebtedness (other than the Note), including but not limited to indebtedness under the Factoring Facility or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or

(2) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable; or

(f) (1) Debtor or Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Debtor or Guarantor shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against Debtor or Guarantor any case, proceeding or other action of a nature referred to in clause (1) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (3) there shall be commenced against Debtor or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (4) Debtor or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (1), (2) or (3) above; or (5) Debtor or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) One or more judgments or decrees shall be entered against Debtor or Guarantor involving in the aggregate a liability (not paid or fully covered by insurance) of $10,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(h) any judicial decision, legislative or regulatory change or any change in Debtor’s right to conduct business results in a Material Adverse Effect;

(i) (1) Any Reportable Event which Secured Party determines in good faith (which determination shall be final and conclusive) constitutes grounds for the termination of any Plan or Plans by PBGC or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Plan or Plans, shall have occurred and be continuing thirty (30) days after written or telegraphic or telephonic notice to such effect shall have been given to the Debtor by the Secured Party; or (2) a decision shall have been made by the Board of Directors (or any committee thereof), any authorized officer or other employee of any Loan Party, or any trustee or trustees of any Plan or Plans to terminate any Plan or Plans or to file a termination notice with respect to any Plan or Plans; or (3) a trustee shall be appointed by the appropriate United States District Court to administer any Plan or Plans, or any Plan or Plans shall be terminated; or (4) the PBGC shall institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer any Plan or Plans; or (5) any Loan Party or any ERISA Affiliate shall fail with respect to any Plan or Plans to meet the minimum funding standards established in the Code, or shall obtain a waiver of such minimum funding standards; or (6) any Loan Party or any ERISA Affiliate shall completely or partially withdraw from a Plan; or (7) any Loan Party or any ERISA Affiliate shall make a decision to cease operations at a facility or facilities where such cessation would result in a separation from employment of more than 20% of the total number of employees who are participants under a Plan; or

(j) Guarantor shall cease to own, in the aggregate, at least [51%] of the issued and outstanding Capital Stock of Debtor or cease to exclusively Control the Debtor; or

(k) Any of the Key Persons shall (i) fail to devote 100% of his or her efforts in furtherance of the business affairs of the Debtor for any one month, or (ii) become incapacitated, die, or otherwise cease to either function or be employed by Debtor in the capacity that such person held as of the date of this Agreement for any reason, and, within 60 days from the occurrence of any such event set forth in (ii) above, the duties of such Key Person with respect to Debtor shall not have been assumed by a Person (a “Successor Executive”) reasonably acceptable to Secured Party in the exercise of its business judgment or shall not be continued to be exercised by any Successor Executive; or

(1) An Event of Default under (and as defined in) any other Financing Document shall occur;

then, and in any such event, (A) (i) if such event is an Event of Default specified in Section 7.1(f) above, automatically all Advances (with accrued interest thereon) and all other amounts owing under this Agreement and the Note shall immediately become due and payable and all commitments hereunder to make Advances shall automatically terminate, and (ii) if such event is any other Event of Default, Secured

Party may at its option, by written notice to the Debtor, declare the Advances (with accrued interest thereon) and all other amounts owing to Secured Party under this Agreement and the Note to be due and payable forthwith, whereupon the same shall immediately become due and payable and all commitments hereunder to make Advances shall simultaneously terminate, and (B) Secured Party may and shall immediately exercise any and all other rights, remedies, and recourse available to it at law or in equity or under the Financing Documents. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE 8.
MISCELLANEOUS

Section 8.1 Amendments and Waivers, (a) No amendment or waiver of any provision of this Agreement, or any of the other Financing Documents, nor consent to any departure by the Debtor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) The liability of Debtor hereunder shall be absolute and unconditional irrespective of:

(1) any change in the time, manner, or place of payment or in any other term of, or any other amendment or waiver of, or any consent to departure from any of this Agreement, any of the Financing Documents or any Obligations;

(2) any change in the name, Capital Stock, Articles of Organization or bylaws, as the case may be, of any Loan Party;

(3) the insolvency of, or the voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization or other similar proceedings affecting of any Loan Party or any of its assets; or

(4) any other circumstance or claim which might otherwise constitute a defense available to, or a discharge of, Debtor in respect of the Obligations.

(c) No payment made by Debtor, or received or collected by Secured Party, from Debtor by virtue of any action or proceeding or set-off or application at any time in reduction of or in payment of the Obligations shall be deemed to modify, release or otherwise affect the liability of Debtor under the Financing Documents. Notwithstanding any such payments received or collected by Secured Party in connection with the Obligations, Debtor shall remain liable for the Obligations until all Obligations are paid in full.

(d) The obligations and liabilities of Debtor hereunder shall not be released, discharged, limited or in any way affected by anything done, suffered or permitted by Secured Party in connection with any monies or credit advanced by Secured Party to Debtor or any security therefor, including, without limitation, any loss of, or in respect of, any security received by any Secured Party from any Loan Party or any other Person. It is agreed that the Secured Party, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of Debtor hereunder, may, without limiting the generality of the foregoing:

(A) grant time, renewals, extensions, indulgences, releases and discharges to Debtor or Guarantor;

(B) take or abstain from taking security or collateral for the Obligations or from perfecting security or collateral for the Obligations;

(C) release, discharge, compromise or otherwise deal with (with or without consideration) any and all collateral, mortgages, indemnities, guaranties or other security given by Debtor or Guarantor with respect to the Obligations;

(D) accept compromises from Debtor or Guarantor;

(E) otherwise deal with Debtor and all other Persons and Collateral as the Secured Party may see fit.

Section 8.2 Subordination. The payment of any amounts due with respect to any Indebtedness of Guarantor now or hereafter owed to Debtor is hereby subordinated to the prior indefeasible payment in full of all of the Obligations. Debtor agrees that, after the occurrence of any Event of Default, it will not demand, sue for or otherwise attempt to collect any such Indebtedness of Guarantor owed to it until all of the Obligations shall have been indefeasibly paid and performed in full. If, notwithstanding the foregoing sentence, Debtor shall collect, enforce or receive any amounts in respect of such Indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Debtor as trustee for the Secured Party and be paid over to the Secured Party on account of the Obligations without affecting in any manner the liability of Debtor under the other provisions of this Section 8.2. The provisions of this Section 8.2 shall be supplemental to and not in derogation of any rights and remedies of the Secured Party under any separate subordination agreement which the Secured Party may at any time and from time to time enter into with any Loan Party.

Section 8.3 Benefits. Debtor acknowledges and agrees that it has received substantial benefit and reasonably equivalent value from the Secured Party by reason of the Secured Party making available the Advances.

Section 8.4 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, or (b) if given by mail, three Business Days after deposited in the mails by certified mail, return receipt requested, postage prepaid, or (c) if delivered by reputable overnight air courier, on the next Business Day, or (d) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed. Notwithstanding the foregoing, any notice, demand or request to or upon a Secured Party pursuant to Sections 2.1 or 2.3 may be given to such Secured Party by telephone, provided that the Debtor immediately follows such telephone instructions with a delivery of written notice received by the Secured Party prior to the Advance requested by one of the methods of delivery otherwise authorized herein.

If to Debtor:

Tulare Frozen Foods, LLC
650 West Tulare Road
Lindsay, California 93247
Phone: 559-562-8302
Fax: 559-562-8303
Attn: President

If to Secured Party:

Capstone Capital Group I, LLC
1350 Avenue of the Americas, 24th floor
New York, New York 10019
Phone: 212-755-3636
Fax: 212-755-6833
Attn: Mr. Joseph F. Ingrassia, Managing Member

With a copy to:

Charles A. Damato, Esq.
Windels, Marx, Lane & Mittendorf, LLP
156 West 56lh Street
New York, New York 10019
Phone: 212-237-1060
Fax: 212-262-1215

Any party may change its address for notices by notice to the other parties hereto in the manner provided in this subsection.

Section 8.5 No Waiver: Cumulative Remedies.

(a) No failure to exercise and no delay in exercising, on the part of Secured Party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

(b) No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(c) The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 8.6 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Note.

Section 8.7 Payment of Expenses and Taxes. The Debtor agrees:

(a) to pay or reimburse Secured Party for all its reasonable out-of- pocket costs and expenses incurred in connection with the negotiation, preparation and execution of, and any proposed or effective amendment, supplement or modification to, this Agreement and the Note and the other Financing Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to Secured Party;

(b) to pay or reimburse Secured Party for all reasonable out-of-pocket costs and expenses incurred by each of them in connection with the enforcement or preservation of any rights under this Agreement, the Note, the other Financing Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to Secured Party;

(c) to pay, indemnify, and hold Secured Party harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Note, the other Financing Documents and any such other documents; and

(d) to pay, indemnify, and hold Secured Party harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, in tort or on any other ground), judgments, suits, reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, (i) this Agreement, the Note, the other Financing Documents or any other documents contemplated by or referred to herein or therein, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Advance, (iii) any investigation, litigation or proceeding relating to any acquisition or proposed acquisition by Debtor of all or a portion of the Capital Stock or all or substantially all of the assets of any Person, regardless of whether Secured Party is a party thereto or (iv) any action taken or omitted to be taken by Secured Party with respect to any of the foregoing (all the foregoing, collectively, the “Indemnified Liabilities”), and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Debtor hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law; provided, that the Debtor shall have no obligation hereunder to Secured Party with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of Secured Party. The agreements in this subsection shall survive repayment of the Note and all other amounts payable hereunder.

Section 8.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Debtor, the Secured Party, all future holders of the Note and their respective successors and assigns, except that Debtor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Secured Party.

Section 8,9 Set-off/Sharing. In addition to any rights and remedies of Secured Party provided by law, Secured Party shall have the right, without prior notice to Debtor, any such notice being expressly waived by Debtor to the extent permitted by applicable law, upon any amount becoming due and payable by Debtor hereunder or under the Note or the other Financing Documents (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Secured Party or any branch or agency of Secured Party to or for the credit or the account of Debtor. Secured Party agrees promptly to notify the Debtor after any such set-off and application made by Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 8.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 8.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.12 Integration. This Agreement represents the agreement of the Debtor and the Secured Party with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Financing Documents.

Section 8.13 Governing Law. This Agreement and the Note and the rights and obligations of the parties under this Agreement and the Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to principles of conflict of laws thereunder.

Section 8.14 Submission to Jurisdiction; Waivers. Debtor hereby irrevocably and unconditionally;

(a) submits for itself and its Property in any legal action or proceeding relating to or arising out of this Agreement and the other Financing Documents to which it is a party, or the conduct of any party with respect thereto, or for recognition and enforcement of any judgement in respect thereof, to the nonexclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives to the fullest extent permitted by law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Debtor at the address set forth in Section 8.4 or at such other address of which the Secured Party shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent permitted by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

Section 8.15 Acknowledgments. Debtor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Note and the other Financing Documents;

(b) Secured Party has no fiduciary relationship to any Loan Party, and the relationship between the Secured Party, on one hand, and each Loan Party, on the other hand, is solely that of debtor and creditor; and

(c) no joint venture exists among any Loan Party and the Secured Party.

Section 8.16 Waivers of Jury Trial. EACH OF DEBTOR AND SECURED PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTE OR ANY OTHER FINANCING DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 8.17 USA PATRIOT ACT NOTIFICATION. The following notification is provided to Debtor pursuant to Section 326 of the USA Patriot Act of 2001 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Debtor: When Debtor opens an account, the Secured Party will ask for Debtor’s name, tax identification number, business address, and other information that will allow the Secured Party to identify Debtor. Secured Party may also ask to see Debtor’s legal organizational documents or other identifying documents.

Section 8.18 Intercreditor Agreement.

(a) Remittance of Factoring Advances and Application of Payments Thereof. Capstone Business Credit, LLC, as factor under the Factoring Facility (CBC”), shall pay all sums due to Debtor under the Factoring Facility to Secured Party. Upon receipt of any such sums, Secured Party shall immediately apply such sums to all Obligations of Debtor then due to Secured Party, and remit any balance to Debtor.

(b) Priority. Secured Party hereby acknowledges that pursuant to that certain Security Agreement dated as of the date hereof between CBC and the Debtor (the “CBC Security Document”), CBC also has a lien on all Collateral (together, the “CBC Lien”), which Collateral in each case is being pledged to Secured Party pursuant to the Security Agreement. Notwithstanding the terms or provisions of any agreement or arrangement which either Secured Party or CBC may now or hereafter have with Debtor or any rule or law, and irrespective of the time, order, or method of attachment or perfection of any security interest or the recordation or filing in any public record of any financing statement, CBC’s security interest in Debtor’s assets, including receivables that are the proceeds of the product of inventory which is sold in the ordinary course of business and proceeds of such receivables, shall at all times have priority over and be superior to any security interest that Secured Party may have in Debtor’s assets, and Secured Party, and its successors and assigns, hereby subordinate their security interest in the Debtor’s assets to CBC, and its successors and assigns. The Debtor hereby agrees that it has not granted a security interest in, and it will not hereafter grant any security interest in, such Collateral to any other party other than Secured Party and CBC.

[Signature page follows]

[Signature Page to Purchase Order Financing Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Debtor:

TULARE FROZEN FOODS, LLC
a California limited liability company

By: /s/ James Fikkert
Name: James Fikkert
Title: President

Secured Party:

CAPSTONE CAPITAL GROUP I, LLC, a
Delaware limited liability company

By: /s/ Josesph F. Ingrassia
Name: Josesph F. Ingrassia
Title: Managing Member

By:

S-1

SCHEDULE I

INTELLECTUAL PROPERTY

SCHEDULE II

EXISTING INDEBTEDNESS

SCHEDULE III

EXISTING LIENS

SCHEDULE IV

OWNERSHIP STRUCTURE

EXHIBIT C

SUPPLIER LETTER

[letterhead of Supplier]

Date:

xxxxx

Re: [name of Client] (the “Buyer”)

Ladies and Gentlemen:

This will confirm that we have agreed to supply to Buyer the goods described in that certain purchase order # ____________dated ________________ (the “Purchase Order”) issued by Buyer to us (the “Goods”).

To induce you to pay to us the sum of $______ (the “Payment”), representing the full purchase price of the Goods, we agree with you that we will ship the Goods to you in accordance with the terms of the Purchase Order, irrespective of any claims to which we may now or hereafter have against Buyer.

Should we fail to ship the Goods as set forth herein, we will repay the Payment to you, on demand, together with interest at the rate of _____% per annum, computed from the date of receipt of the Payment by us to the date of repayment to you.

In the event of any litigation arising hereunder, whether such litigation is based on tort or contract, the prevailing party shall recover its attorneys fees and expenses from the unsuccessful party.

Very truly yours,

[name of supplier]

By:
Title:

Agreed to and Accepted by:

CAPSTONE CAPITAL GROUP I, LLC

By: